NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact: Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT ANNOUNCES RETIREMENT OF PAUL J. FERDENZI AND APPOINTMENT OF GEORGE P. MCDONALD AS NEW GENERAL COUNSEL AND CORPORATE SECRETARY

DAVIDSON, N.C. – November 14, 2024 -- Curtiss-Wright Corporation (NYSE: CW) today announced that Paul J. Ferdenzi, Vice President, General Counsel and Corporate Secretary, plans to retire after a distinguished 25-year career with the Company. Mr. Ferdenzi will continue to serve as a Vice President of the Company to assist the Executive Team with the transition until his retirement at the end of this year.

As part of its formal succession plan, the Board of Directors announced that, effective immediately, George P. McDonald has been promoted to Vice President, General Counsel and Corporate Secretary, and has been named an officer of the Company. Mr. McDonald has served as the Company’s Deputy General Counsel since May 2024 and previously as Associate General Counsel since 1999. In his new role, Mr. McDonald will report directly to Lynn M. Bamford, Chair and Chief Executive Officer.

“On behalf of the Board of Directors and the entire Curtiss-Wright team, I want to thank Paul for the tremendous leadership, thoughtful counsel and devotion that he has contributed to our organization throughout the past 25 years,” said Lynn M. Bamford, Chair and CEO of Curtiss-Wright Corporation. “During his tenure, he has been an invaluable colleague, guiding the Company through significant chapters in its history, managing complex legal matters and corporate transactions, and developing and executing the transformation of our HR organization, while maintaining the highest legal and ethical standards. Paul’s contributions will have a lasting effect on the organization, and we wish him a long, happy and healthy retirement.”

“As I reflect on my 25-year career with Curtiss-Wright, I have appreciated the opportunity to participate in this great Company’s incredibly successful journey,” said Mr. Ferdenzi.
“It has truly been a rewarding experience, and I appreciate the extensive relationships that I’ve developed, especially with our very talented Legal and Human Resources teams, our

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management team and Board of Directors. I look forward to Curtiss-Wright’s continued growth and success.”

"I am pleased to announce the promotion of George P. McDonald as Curtiss-Wright's next General Counsel and Corporate Secretary,” continued Ms. Bamford. “He has been a strong contributor to our legal team over the past 25 years, supporting numerous corporate transactions while playing a key role in acquisition due diligence. I look forward to continuing to work closely with George, and I'm confident that he will ensure a smooth transition and serve as an even more valuable contributor to the organization.”

Mr. McDonald joined Curtiss-Wright in February 1999 as Associate General Counsel responsible for the Corporation’s Flow Control Division legal matters. During his tenure, he has assumed increasing levels of responsibility, advising senior management on many of the Corporation’s most significant acquisitions and corporate transactions. He has served as Deputy General Counsel since May of 2024, and as chief legal officer to the Corporation’s Industrial and Nuclear Divisions since 2015. Prior to joining Curtiss-Wright, Mr. McDonald was employed by the law firm of Lane & Mittendorf, LLP, where he practiced law in the areas of commercial litigation and securities arbitration.

Mr. McDonald holds a Bachelor of Arts Degree in Philosophy and Mathematics from St. Johns College, Annapolis Maryland, and a Juris Doctor Degree from Villanova University School of Law.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE: CW) is a global integrated business that provides highly engineered products, solutions and services mainly to Aerospace & Defense markets, as well as critical technologies in demanding Commercial Power, Process and Industrial markets. We leverage a workforce of approximately 8,600 highly skilled employees who develop, design and build what we believe are the best engineered solutions to the markets we serve. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright, headquartered in Davidson, North Carolina, has a long tradition of providing innovative solutions through trusted customer relationships. For more information, visit www.curtisswright.com.

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